Exhibit 99.1

Barfresh Provides Fourth Quarter and Full Year 2024 Results and Business Update

Company Achieves Highest Fiscal Year Revenue in Company History

Revenue of $10.7 Million, Gross Margin of 34% and Adjusted Gross Margin of 37% for Fiscal Year 2024

Pop & Go™ 100% Juice Freeze Pops Launched with Initial Revenue Generation in Fourth Quarter 2024

Company Raises $3 Million in Profitable Growth Financing; Financing to Accelerate Manufacturing and Market Expansion

Company Expects Record Revenue for Fiscal Year 2025 of $14.5 Million to $16.6 Million

LOS ANGELES, March 27, 2025 (GLOBE NEWSWIRE) – Barfresh Food Group Inc. (the “Company” or “Barfresh”) (Nasdaq: BRFH), a provider of frozen, ready-to-blend and ready-to-drink beverages, is providing a business update for the full year ended December 31, 2024.

Management Comments

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “Our team delivered record annual revenue of $10.7 million in 2024, and we began generating initial revenue from Pop & Go™ 100% Juice Freeze Pops in the fourth quarter. We’ve secured an impressive string of new customer wins in the education channel as our product portfolio continues to resonate strongly with both school administrators and students alike. While fourth quarter results were impacted by costs associated with onboarding new co-manufacturers, temporary production inefficiencies and increased logistics costs as we maximized output to meet growing demand, we expect these headwinds to resolve by the end of the second quarter when our bottle co-manufacturing partners complete their equipment installations and we are positioned to meaningfully increase our bottling production.”

“Looking ahead to 2025, with our recently strengthened balance sheet following our successful capital raise, we are well-positioned to leverage our enhanced production capacity and innovative product portfolio to capture significant opportunities in both the education and broader foodservice markets and improve cash flow and overall margins. Based on our strong pipeline and continued market momentum, we expect 2025 to deliver another record year with revenue projected to reach between $14.5 million and $16.6 million, depending on the outcome of end-user opportunities at later stages in our sales pipeline. With our strengthened manufacturing infrastructure and proven ability to scale, I am more confident than ever in our ability to deliver long-term value for our shareholders.”

Fourth Quarter of 2024 Financial Results

Revenue for the fourth quarter of 2024 was $2.8 million, compared to $1.9 million in the fourth quarter of 2023. The increase in revenue is primarily due to expanded bottle production capacity compared to the prior year enabling higher sales volumes, complemented by improvements in smoothie carton and bulk sales. Gross Margin for the fourth quarter of 2024 was 26%, compared to 33% for the fourth quarter of fiscal year 2023. Adjusted Gross Margin for the fourth quarter of 2024 was 30%, compared to 33% in the prior year period. The decrease in gross margin was due to temporary production inefficiencies and increased logistics costs required to onboard new co-manufacturers to meet higher demand. This constraint will be resolved when specialized equipment is delivered and installed at the Company’s co-manufacturing partners by the end of the second quarter of 2025. A reconciliation of Gross Profit to Adjusted Gross Profit is provided below.

Net loss for the fourth quarter of 2024 was $852,000, as compared to a loss of $701,000 in the fourth quarter of 2023. Selling, marketing and distribution for the fourth quarter of 2024 was $872,000 or 31% of revenue, compared to $624,000 or 32% of revenue in the fourth quarter of 2023. G&A expenses for the fourth quarter of 2024 were $620,000, compared to $624,000 in the fourth quarter of 2023.

Adjusted EBITDA was a loss of approximately $561,000 for the fourth quarter of 2024, compared to a loss of approximately $427,000 for the fourth quarter of 2023. A reconciliation of net loss to Adjusted EBITDA is provided below.

Fiscal Year 2024 Financial Results

Revenue for the full year of 2024 was $10.7 million, compared to $8.1 million in the same period of 2023. The increase in revenue is primarily due to expanded bottle production capacity enabling higher sales volumes, complemented by improvements in smoothie carton and bulk sales. Gross Margin for the full year of 2024 was 34%, compared to 35% for 2023. Adjusted Gross Margin for the full year of 2024 was 37%, compared to 35% for 2023. A reconciliation of Gross Profit to Adjusted Gross Profit is provided below. The improvement in Adjusted Gross Margin was a result of favorable product mix, pricing actions, and a slight improvement in the cost of supply chain components, partially offset by the temporary production inefficiencies and increased logistics costs experienced in the fourth quarter of 2024.

Net loss was $2.8 million for each of the full years of 2024 and 2023. Selling, marketing and distribution for the full year of 2024 was $3.1 million or 29% of revenue, compared to $2.6 million or 32% of revenue in the same period of 2023. The dollar increase is a result of increased sales and marketing personnel costs, broker commissions and outbound freight as a result of increased shipments. G&A expenses for the full year of 2024 increased to $3.0 million, compared to $2.7 million in the same period of 2023. The increase in G&A was driven by an increase to management headcount, an increase in stock-based compensation resulting from the increase in headcount and the extension of options previously issued to our board of directors, and the non-recurrence of recognizing Employee Retention Tax Credit benefits in 2023.

Adjusted EBITDA for the full year 2024 improved to a loss of $1.3 million, compared to a loss of $1.7 million for the same period of 2023. A reconciliation of net loss to Adjusted EBITDA is provided below.

Non-GAAP Financial Measures

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including Adjusted Gross Profit, EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures, and certain calculations based on its results including Gross Margin and Adjusted Gross Margin. Management believes that Adjusted Gross Profit and Adjusted EBITDA provide useful information to the investor because it is directly reflective of the performance of the Company. The exclusion of certain items including manufacturing relocation costs in calculating Adjusted Gross Profit and stock compensation, and other non-recurring costs such as those associated with the product withdrawal, the related dispute, and certain manufacturing relocation costs in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the Company’s core business performance. Adjusted Gross Profit and Adjusted EBITDA are not recognized measurements under GAAP and should not be considered as an alternative to Gross Profit, loss from operations, net loss or any other performance measure derived in accordance with GAAP.

	For the three months ended December 31,		For the year ended December 31,
	2024	2023	2024	2023
Revenue	$2,788,000	$1,922,000	$10,717,000	$8,127,000
Cost of revenue	2,058,000	1,280,000	7,049,000	5,243,000
Gross profit	730,000	642,000	3,668,000	2,884,000
Manufacturing relocation (1)	107,000	-	283,000	-
Adjusted Gross Profit	$837,000	$642,000	$3,951,000	$2,884,000
Gross Margin	26%	33%	34%	35%
Adjusted Gross Margin	30%	33%	37%	35%

(1) Represents costs incurred to relocate single-serve ready-to-blend beverage pack production lines owned by Barfresh at the conclusion of a multi-year manufacturing agreement.

	For the three months ended December 31,		For the year ended December 31,
	2024	2023	2024	2023
Net loss	$(852,000)	$(701,000)	$(2,825,000)	$(2,824,000)

Depreciation and amortization	68,000	94,000	283,000	419,000
Interest expense	28,000	3,000	52,000	6,000
EBITDA	(756,000)	(604,000)	(2,490,000)	(2,399,000)

Stock based compensation, employees and board of directors	88,000	113,000	784,000	543,000
Operating expense related to withdrawn product and related dispute (1)	-	64,000	108,000	182,000
Manufacturing relocation (2)	107,000	-	283,000	-
Adjusted EBITDA	$(561,000)	$(427,000)	$(1,315,000)	$(1,674,000)

(1) Barfresh experienced a quality issue with product manufactured by one of its contract manufacturers, which is the subject of a legal dispute as to the source of complaints received. Operating expense in 2023 and 2024 primarily includes legal expense incurred with respect to the dispute.

(2) Represents costs incurred to relocate single-serve ready-to-blend beverage pack production lines owned by Barfresh at the conclusion of a multi-year manufacturing agreement.

Balance Sheet

As of December 31, 2024, the Company had approximately $1.1 million of cash and accounts receivable, and approximately $1.5 million of inventory on its balance sheet. In the first half of the year, the Company deployed a significant amount of cash to build up inventory in preparation for its seasonally high third quarter. The inventory build allowed the Company to achieve highest fiscal year revenue in Company history for fiscal year 2024. The Company brought on expanded capacity in the fourth quarter of 2024. Additionally, the Company has taken other measures to reduce its liquidity requirements, including compensating its directors and employees with equity to reduce cash compensation requirements, obtaining non-recourse litigation financing, and securing receivables financing.

In February 2025, the Company secured $3.0 million in growth financing through a common stock offering. The capital raise enhances the Company’s financial position and supports scaling of production capacity to meet growing customer demand, particularly in the education market.

Commentary and Outlook for 2025

For Q1, the Company expects revenue and margins to be consistent with Q4 levels as it continues to manage its supply chain through a transitional period. This temporary constraint will resolve when its bottle co-manufacturing partners complete their equipment installation at the end of Q2, eliminating the current dual-location manufacturing and packing process that is temporarily increasing the Company’s supply chain costs and positioning the company for very strong back half of the year revenue growth.

The Company expects to achieve record fiscal year revenue of between $14.5 and $16.6 million for fiscal year 2025.

Supplier Dispute

During the third quarter of 2022, Barfresh received customer complaints related to the textural consistency of some of the Company’s Twist & Go™ bottle product, which was isolated to one manufacturer. The product was found to be safe for consumption but did not meet the textural standards as outlined in the supply agreement with the manufacturer. In response, Barfresh withdrew product from the market and destroyed on-hand inventory. Barfresh attempted to resolve the issues by informal negotiation, as contractually required prior to filing suit; however, such negotiations were unsuccessful. Barfresh filed a complaint on November 10, 2022, in the Federal District Court in Los Angeles against the manufacturer. In response, the manufacturer terminated the supply agreement. On January 20, 2023, Barfresh filed a voluntary dismissal of the complaint which allows the parties to reach a potential resolution outside of the court system. However, as the parties were once again unable to come to an agreement, Barfresh re-filed the complaint in California State Court in August 2023 and the case continues to progress through the court system. Due to the uncertainties surrounding the claim, Barfresh is not able to predict either the outcome or a range of reasonably possible recoveries that could result from its actions against the manufacturer, and no gain contingencies have been recorded. The total impact of the product withdrawal and loss of a manufacturer of Twist & Go™ bottle product may be subject to change.

Conference Call

The conference call to discuss these results is scheduled for today, Thursday, March 27, 2025, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471 A telephonic playback will be available approximately two hours after the call concludes and will be available through Thursday, April 10, 2025. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13750486. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group Inc. (Nasdaq: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for the education market, foodservice industry and restaurant chains, delivered as fully prepared individual portions or single serving and bulk formats for on-site preparation. The Company’s single serving, on-site prepared product utilizes a proprietary, patented system that uses portion-controlled pre-packaged beverage ingredients, delivering a freshly made frozen beverage that is quick, cost efficient, better for you and without waste. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com